Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2010, with respect to the consolidated financial statements and schedule included in the Annual Report of Fortress International Group, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Fortress International Group, Inc. on Form S-8 (File No. 333-142906, effective May 14, 2007), Registration Statement on Form S-3 (File No. 333-123504, effective May 18, 2007) and Registration Statement on Form S-3 (File No. 333-154174, effective October 27, 2008).

/s/ Grant Thornton LLP

Baltimore, Maryland
March 31, 2010